EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Taylor Consulting, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated May 7, 2012, relating to the balance sheet of Taylor Consulting, Inc. as of March 31, 2012, and the related statements of stockholders’ equity and cash flows for the period from February 29, 2012 (inception) through March 31, 2012 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Interest of Named Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
August 27, 2012